Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, April 30, 2009	TRADED: Nasdaq
LANCASTER COLONY REPORTS HIGHER THIRD QUARTER SALES AND INCOME
COLUMBUS, Ohio, Apr. 30 — Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales, operating income and net income for the company’s third fiscal quarter ended March 31, 2009 compared with the corresponding quarter a year ago. Highlights of the quarter:
•	Net sales increased seven percent to $246 million versus $231 million in the third quarter last year, reflecting continued growth in specialty food sales.
•	After taxes, income from continuing operations totaled $21,213,000 compared with $8,002,000 for the corresponding quarter a year ago. This growth was driven by higher sales and better margins within the Specialty Foods segment. Third quarter earnings per share from continuing operations totaled $.76 compared to $.27 a year ago.
•	Third quarter Specialty Foods sales increased 10 percent to $217 million benefiting from pricing actions taken over the last two years as well as higher foodservice volumes. Operating income totaled $35.9 million compared to $14.4 million in the third quarter last year, reflecting the pricing and volume gains along with a $2 million favorable impact of material costs.
•	Third quarter Glassware and Candles sales decreased 13 percent to $29.1 million, primarily reflecting weaker retail markets for candle products. With higher paraffin wax costs and lower production levels, segment operating income declined approximately $0.9 million from essentially a breakeven level in the third quarter last year.
•	Net income amounted to $21,213,000. In the third quarter last year, net income was $8,626,000, including $624,000 of income from discontinued operations. Net income per diluted share reached 76 cents versus 30 cents in the year-ago quarter.
•	The company’s balance sheet remained strong with debt at March 31, 2009 representing less than four percent of total capitalization.
Nine-month net sales were $798 million compared to $744 million last year. Net income was $60,685,000, or $2.16 per diluted share. Net income for the nine months a year ago totaled $40,194,000, or $1.35 per diluted share, after reflecting income from discontinued operations of $2,271,000, or eight cents per diluted share. After taxes, income from continuing operations for the nine months was $60,685,000, or $2.16 per diluted share, compared to $37,923,000, or $1.27 per diluted share earned in the first nine months last year.
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Current year-to-date income from continuing operations included pretax income of $8.7 million (20 cents per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). In the prior year, income from continuing operations included a pretax CDSOA distribution of $2.5 million (five cents per share after taxes) as well as a pretax loss on the November 2007 sale of consumer and floral glass operations totaling $5.9 million (13 cents per share after taxes) and a noncash pension settlement charge of $3.0 million (six cents per share after taxes).
John B. Gerlach, Jr., chairman and CEO, said, “We were pleased with the Specialty Foods improvement from the unusually low operating margins of a year ago. Although the unit costs of certain key commodities remained above long-term levels, we welcomed the year-over-year improvement from last year’s historically high levels. In addition to higher Specialty Foods volumes and previous pricing actions, our third quarter profitability also benefitted from operational improvements.”
Looking ahead, Mr. Gerlach said, “In our food group, future trends in consumer demand remain uncertain but we expect to see continuing benefits from lower material costs and current retail pricing. The later Easter this year may also add modestly to fourth quarter sales volumes. While candle sales may also increase in the coming months, our candle operations typically experience a seasonally slow period in our fourth quarter.”
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, April 30, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
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Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

PAGE 4 / LANCASTER COLONY REPORTS HIGHER 3RD QUARTER SALES & INCOME
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net sales	$246,027	$230,826	$798,106	$744,231
Cost of sales	193,385	199,152	647,632	624,115

Gross margin	52,642	31,674	150,474	120,116
Selling, general & administrative expenses	20,155	19,397	62,333	61,656
Restructuring and impairment charges	—	—	1,606	182

Operating income	32,487	12,277	86,535	58,278
Interest expense	(64)	(621)	(1,194)	(2,545)
Interest income and other — net	65	298	8,565	3,227

Income from continuing operations before income taxes	32,488	11,954	93,906	58,960
Taxes based on income	11,275	3,952	33,221	21,037

Income from continuing operations	21,213	8,002	60,685	37,923
Income from discontinued operations	—	783	—	2,430
Loss on sale of discontinued operations	—	(159)	—	(159)

Total discontinued operations, net of tax	—	624	—	2,271

Net income	$21,213	$8,626	$60,685	$40,194

Net income per common share:(a)

Continuing operations — basic and diluted	$.76	$.27	$2.16	$1.27

Discontinued operations — basic and diluted	$—	$.02	$—	$.08

Net income — basic and diluted	$.76	$.30	$2.16	$1.35

Cash dividends per common share	$.285	$.28	$.85	$.83

Weighted average common shares outstanding:
Basic	27,933	29,115	28,048	29,794
Diluted	27,949	29,128	28,058	29,799

(a)	Based on the weighted average number of shares outstanding during each period.

(b)	Certain automotive operations sold in the year ended June 30, 2008 have been reflected as discontinued operations in all periods presented.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
NET SALES
Specialty Foods	$216,894	$197,249	$683,073	$597,188
Glassware and Candles	29,133	33,577	115,033	147,043

	$246,027	$230,826	$798,106	$744,231

OPERATING INCOME (LOSS)
Specialty Foods	$35,910	$14,361	$99,050	$66,444
Glassware and Candles	(927)	(38)	(4,796)	1,595
Corporate expenses	(2,496)	(2,046)	(7,719)	(9,761)

	$32,487	$12,277	$86,535	$58,278

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	June 30,
	2009	2008
ASSETS
Current assets:
Cash and equivalents	$19,264	$19,417
Receivables — net of allowance for doubtful accounts	72,355	59,409
Total inventories	90,717	120,303
Deferred income taxes and other current assets	24,041	34,545

Total current assets	206,377	233,674
Net property, plant and equipment	173,181	179,573
Other assets	105,108	106,931

Total assets	$484,666	$520,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,343	$45,964
Accrued liabilities	35,961	42,785

Total current liabilities	72,304	88,749
Long-term debt	15,000	55,000
Other noncurrent liabilities and deferred income taxes	20,692	17,211
Shareholders’ equity	376,670	359,218

Total liabilities and shareholders’ equity	$484,666	$520,178

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